Exhibit 4.1

ALTRIA GROUP, INC.

6601 West Broad Street

Richmond, Virginia 23230

June 25, 2009

JPMorgan Chase Bank, N.A., as Agent for

the Lenders party to the Credit Agreement (as defined below)

c/o JPMorgan Chase Bank, N.A.

270 Park Avenue, 4th Floor

New York, New York 10017

Attention: Tony Yung

Facsimile Number: (212) 270-6637

with a copy to:

JPMorgan Chase Bank, N.A.

Loan and Agency

1111 Fannin Street, 10th Floor

Houston, TX 77002

Attention: Tokunbo Tayo

Lizet Lopez

Facsimile number (713) 750-2782

CONSENT AND WAIVER

Ladies and Gentlemen:

Reference is made to that certain 5-Year Revolving Credit Agreement dated as of April 15, 2005 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Credit Agreement”) by and among Altria Group, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A. (“JPM”) and Citibank, N.A., as Administrative Agents (together, the “Administrative Agents”), Credit Suisse First Boston, Cayman Islands Branch and Deutsche Bank Securities Inc., as Syndication Agents, and ABN AMRO Bank N.V., BNP Paribas, HSBC Bank USA, National Association and UBS Securities LLC, as Arrangers and Documentation Agents. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

The Borrower hereby notifies JPM, both individually and on behalf of the Lenders, of its desire to terminate in full the Commitment of Aurora Bank FSB (formerly known as Lehman Brothers Bank, FSB and herein referred to as “Aurora”) (the “Aurora Commitment”), but without a ratable termination or reduction of the Commitments of the other Lenders (the “Aurora Termination”). JPM and the Required Lenders hereby (i) consent to the Aurora Termination and (ii) waive any Default or Event of Default arising under Section 6.0l(c)(iii) of the Credit Agreement as a result of the Aurora Termination and any other

Exhibit 4.1

provision of the Credit Agreement that may be read to conflict with the Aurora Termination, in each case solely in relation to the Aurora Commitment, including, without limitation, compliance with Section 2.10(a) (Termination or Reduction of the Commitments).

The facility fee and any other amounts owing to Aurora with respect to its Commitment through the effective date of the Aurora Termination, which date shall be established by the Borrower, JPM and Aurora following fulfillment of the conditions precedent to effectiveness of this Consent and Waiver described below (the “Aurora Termination Date”), shall be paid on the next date on which such facility fees or other amounts are paid to the other Lenders pursuant to the Credit Agreement, and, for the avoidance of doubt, shall cease to accrue from and after the Aurora Termination Date.

In accordance with Section 9.01 of the Credit Agreement, the effectiveness of this Consent and Waiver is subject to the condition precedent that JPM shall have received either (i) duly executed counterpart signature pages to this Consent and Waiver from the Borrower, Aurora and the Required Lenders or (ii) written evidence satisfactory to JPM (which may include a telecopy transmission of an executed signature page to this Consent and Waiver) that such parties have signed counterparts of this Consent and Waiver.

Upon the effectiveness of this Consent and Waiver, on and after the date hereof, each reference in the Credit Agreement (including any reference therein to “this Credit Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring thereto) or in any other document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to the Credit Agreement as modified hereby. Except as specifically modified above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed. Except as expressly set forth herein, the execution, delivery and effectiveness of this Consent and Waiver shall not operate as a waiver of any right, power or remedy of the Administrative Agents or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other document, instrument or agreement executed and/or delivered in connection therewith.

This Consent and Waiver shall be governed by, and construed in accordance with, the law of the State of New York. This Consent and Waiver may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument and any parties hereto may execute this Consent and Waiver by signing such counterpart.

[Signature pages omitted.]